Exhibit 99.1
www.nts.com

NEWS RELEASE FOR April 30, 2012, at 6:00 A.M. ET

Contact: Allen & Caron Inc	National Technical Systems
Jill Bertotti (investors)	Raffy Lorentzian, Sr. Vice President, CFO
jill@allencaron.com	raffy.lorentzian@nts.com
Len Hall (media)	Aaron Cohen, Vice Chairman
len@allencaron.com	aaron.cohen@nts.com
(949) 474-4300	(818) 591-0776

National Technical Systems Reports Fiscal 2012
Fourth Quarter, Year-End Results

Reconfirms Guidance for Fiscal Year 2013

Calabasas, CA (April 30, 2012)…National Technical Systems, Inc. (NASDAQ: NTSC) (NTS), a leading provider of testing and engineering services, today reported its financial results for the fourth quarter and fiscal year ended January 31, 2012.

Revenues for the fourth quarter were up 18.6 percent year over year to $40.3 million from $34.0 million in the fourth quarter of the prior year.  For the full 2012 fiscal year, revenues increased 9.1 percent to $155.4 million compared to $142.4 million for fiscal year 2011.

“Defense and aerospace have traditionally accounted for the majority of our revenues and we remain strong and committed in those markets,” said President and CEO William C. McGinnis, noting that in fiscal year 2012 defense and aerospace accounted for 65 percent of the revenues. “Through our acquisitions and increased engineering and certification capabilities, we are now one of the largest engineering and testing organizations headquartered in the U.S.   We have also focused on broadening our services to position the Company for growth in a much broader range of markets, including telecommunications, automotive and energy.”

During fiscal year 2012, NTS, as it has over the last several years, continued to execute its long-term strategy to grow the Company through strategic acquisitions.   Since fiscal year 2008, this strategy combined with NTS’ organic growth, has driven annual revenues from approximately $98 million to more than $155 million in fiscal year 2012 while also diversifying the markets it serves.

NTS also announced that it performed its annual required impairment test of goodwill and other intangibles on its consolidated balance sheet at January 31, 2012 and recorded a non-cash charge of $2.2 million, or $0.17 per diluted share, in the fourth quarter of fiscal year 2012, which consisted of approximately $1.8 million for the write-down of goodwill and $400,000 for the write-down of other intangibles.    The goodwill impairment was related to goodwill associated with the Mechtronic Solutions Inc. (MSI) acquisition in December of 2010. MSI's financial performance in fiscal year 2012 was lower than expected, primarily as a result of significant cost overruns on a fixed-bid contract that was partially completed at the time of the acquisition. The contract was completed in the third quarter of fiscal year 2012.  The goodwill portion of the non-cash impairment charge was not tax deductible and, therefore, did not reduce the Company’s tax rate for the quarter, the effect of which contributed to the Company’s loss for the quarter and reduced net income for the year.

Fourth Quarter

Revenues for the fourth quarter were $40.3 million, growing 18.6 percent over the same period last fiscal year.  Revenue growth in the fourth quarter included a 7.4 percent increase through organic growth. The remaining 11.2 percent increase was from the acquisitions of Mechtronic Solutions, Inc. (MSI) in mid-December 2010, Ingenium Testing (Ingenium) in mid-July 2011 and Lightning Technologies, Inc. (LTI) on September 1, 2011.

Selling, general and administrative (SG&A) expense in the fiscal 2012 fourth quarter increased slightly to $7.7 million from $7.6 million in the fiscal 2011 fourth quarter.

Net loss attributable to NTS for the fourth quarter of fiscal year 2012, including impact of the $2.2 million, or $0.17 per diluted share, non-cash, goodwill and intangible impairment charge, was $618,000, or $0.05 loss per basic and diluted share.  This compares to a net loss attributable to NTS for the fourth quarter of the prior fiscal year of $321,000, or $0.03 loss per basic and diluted share.

Fiscal 2012

Revenues for fiscal 2012 were $155.4 million compared to $142.4 million for fiscal year 2011.

“Our revenue increase was based primarily on growth in our telecommunications, automotive and energy markets, and we see this continuing through fiscal 2013 and beyond,” said McGinnis.  “That growth was partially offset by a decrease in the aerospace market, which is traditionally one of our strongest revenue generators.  However, we see the potential for improvement in aerospace business in the next fiscal year, including increased work with Boeing.”

SG&A expense declined 2 percent to $30.3 million in fiscal 2012 from $30.9 million in the prior fiscal year.  SG&A expense included a reduction in incentive compensation expenses related to the lower profitability and a decrease in compensation and travel related expenses as a result of the Company’s cost cutting measures implemented at the end of the fiscal 2011 fourth quarter and in the first quarter of fiscal year 2012.  These reductions were partially offset by increased amortization expense in both periods related to recent acquisitions and increased legal and advisory expenses related to a proxy contest and litigation matters that were incurred in fiscal 2012.

Net income attributable to NTS for fiscal year 2012 was $491,000, or $0.05 per basic share and $0.04 per diluted share, which included the effects of the previously mentioned $2.2 million, or $0.17 per diluted share, non-cash, goodwill and intangibles impairment charge and a $381,000 loss from discontinued operations.  Net income in fiscal year 2011 was $5.4 million, or $0.54 per basic share and $0.51 per diluted share in fiscal year 2011.  Net income for the 2011 fiscal year included a nonrecurring net-of-tax gain of $1.7 million, or $0.18 per diluted share, from the sale of excess land.

EBITDA (earnings before interest, taxes, depreciation and amortization) as adjusted to remove the effect of share based compensation expense and non-cash impairment loss or "adjusted EBITDA", was $17.4 million for fiscal year 2012 compared to $19.5 million for fiscal year 2011. Adjusted EBITDA for fiscal year 2011 included $3,017,000 non-recurring gain from the sale of excess land.  Adjusted EBITDA is a non-GAAP financial measure.  The Company calculates adjusted EBITDA by taking net income, and adding back the expenses related to interest, taxes, depreciation, taxes and amortization, non-cash impairment loss and share based compensation expense, as each of those elements are calculated in accordance with GAAP.  A reconciliation of the Company's adjusted EBITDA to net income is included in the tables below.

Weighted average common shares outstanding assuming dilution at the end of fiscal year 2012 were 11,239,000 shares compared to 10,396,000 shares at the end of fiscal year 2011.  The increase in share count was due primarily to the shares issued in conjunction with a $14 million private placement financing at the end of June 2011.

The Company’s balance sheet as of January 31, 2012, showed cash, cash equivalents and investments of $7.7 million, working capital of $30.9 million, total assets of $152.7 million, total debt of $50.2 million and total equity of $64.7 million.

Outlook

NTS reconfirms its previously announced guidance for its fiscal year 2013 beginning February 1, 2012, with revenues projected to be $164 million to $169 million.  The Company also expects Adjusted EBITDA will be between $20 million and $22 million with gross profit margin for the full fiscal year expected to be between 26.5 percent and 27.5 percent of revenues.    Selling, general and administrative expenses are expected to decline as a percentage of revenue from fiscal year 2012.  Additionally, the Company does not expect acquisition and legal costs at the levels experienced in fiscal year 2012.

The foregoing outlook is based on management's expectations based on assumptions about market conditions and the Company's future operating performance, which the Company believes are reasonable at this time.  The Company's business involves procuring and performing on larger contracts.  The timing of receipt of those contracts can have a significant impact on operating results for any quarter.  Consequently, the Company's results may vary significantly from quarter to quarter.  In addition, changes in macroeconomic conditions, delays in government spending and other factors can cause actual results to vary from expectations.  See "Forward-Looking Statements" below.

Conference Call

As previously announced, NTS is conducting a conference call today to be broadcast live over the Internet at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time) to review the financial results for the fiscal 2012 fourth quarter and full year ended January 31, 2012.  To access the call, please dial 1-877-941-6009 from the U.S. or, for international callers, please dial +1-480-629-9866.  The live webcast and archived replay of the call can be accessed on the front page of the Investor Relations section of NTS’ website at www.nts.com.

Non-GAAP Financial Measure – Adjusted EBITDA

This news release includes Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G, that management believes is among the more important measures of performance in its industry because it provides insight into operating cash flows independent of a company’s capital structure or tax position and is a key factor in determining a company’s valuation.  Management also believes Adjusted EBITDA provides a meaningful trend of operating performance, as well as a measure of liquidity and the Company's ability to service debt.  Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing the Company’s operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

NTS defines Adjusted EBITDA as earnings (net income) before interest, taxes, depreciation and amortization, as adjusted to eliminate the effects of stock-based compensation and non-cash impairment loss.

About National Technical Systems

National Technical Systems is a leading provider of testing and engineering services to the aerospace, defense, telecommunications, automotive, energy and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.nts.com or call 800-270-2516.

Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, statements in this press release concerning future operations, plans or events are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward looking statements, including statements about the Company’s anticipated future operating results, are based on management's expectations at this time.  Actual results may vary significantly from those suggested by the forward-looking statements due to uncertainties and a number of important risk factors. Those factors include, but are not limited to, the risk factors noted in NTS' Annual Report on 10-K and other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  NTS undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect circumstances or unanticipated events occurring after the date of this release.

TABLES FOLLOW

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2012	2011	2012	2011
Net revenues	$40,315,000	$33,990,000	$155,407,000	$142,381,000
Cost of sales	30,527,000	25,847,000	117,822,000	103,420,000
Gross profit	9,788,000	8,143,000	37,585,000	38,961,000

Selling, general and administrative expense	7,735,000	7,604,000	30,272,000	30,897,000
Impairment loss	2,208,000	-	2,208,000	-
Equity loss from non-consolidated subsidiary	19,000	161,000	29,000	269,000
Operating income	(174,000)	378,000	5,076,000	7,795,000
Other income (expense):
Interest expense, net	(904,000)	(353,000)	(2,465,000)	(1,219,000)
Other income, net	1,449,000	219,000	1,238,000	3,961,000
Total other income (expense), net	545,000	(134,000)	(1,227,000)	2,742,000

Income before income taxes and noncontrolling interests	371,000	244,000	3,849,000	10,537,000
Income taxes	724,000	504,000	2,111,000	4,676,000

Net (loss) income from continuing operations	(353,000)	(260,000)	1,738,000	5,861,000
Loss from discontinued operations, net of tax	(59,000)	(28,000)	(381,000)	(78,000)
Net (loss) income	(412,000)	(288,000)	1,357,000	5,783,000

Net income attributable to noncontrolling interests	(206,000)	(33,000)	(866,000)	(433,000)

Net (loss) income attributable to NTS	$(618,000)	$(321,000)	$491,000	$5,350,000

Net (loss) income from continuing operations attributable to NTS	(559,000)	(293,000)	872,000	5,428,000
Loss from discontinued operations attributable to NTS	(59,000)	(28,000)	(381,000)	(78,000)

Basic earnings attributable to NTS per common share:
(Loss) income from continuing operations	$(0.05)	$(0.03)	$0.08	$0.55
Loss from discontinued operations	(0.01)	-	(0.04)	(0.01)
Net (loss) income attributable to NTS	$(0.05)	$(0.03)	$0.05	$0.54

Diluted earnings attributable to NTS per common share:
(Loss) income from continuing operations	$(0.05)	$(0.03)	$0.08	$0.52
Loss from discontinued operations	-	-	(0.03)	(0.01)
Net (loss) income attributable to NTS	$(0.05)	$(0.03)	$0.04	$0.51

Weighted average common shares outstanding	11,300,000	10,179,000	10,865,000	9,861,000
Dilutive effect of stock options, nonvested shares and warrants	501,000	446,000	374,000	535,000
Weighted average common shares outstanding, assuming dilution	11,801,000	10,625,000	11,239,000	10,396,000

Dividend per common share
Cash	$-	$0.07	$-	$0.07

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net Income

	Year ended January 31,
	2012	2011
Net Income	$1,357,000	$5,783,000
Add
Interest	2,465,000	1,219,000
Taxes	2,111,000	4,676,000
Depreciation and amortization	8,715,000	7,384,000
EBITDA	$14,648,000	$19,062,000
Add
Non-cash impairment loss	2,208,000	-
Share based compensation	554,000	471,000
Adjusted EBITDA	$17,410,000	$19,533,000	(1)

(1) FY 2011 includes $3,017,000 in gain from sale of excess land

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